Exhibit 10.8

Heska Corporation 2008 Management Incentive Plan

The following is intended to implement the Heska Corporation Management Incentive Plan Master Document for the year beginning on January 1, 2008 and ending on December 31, 2008 (the “2008 MIP”).  The Compensation Committee has agreed on the following for the 2008 MIP.

1) The Category Percentages for the 2008 MIP are as follows:

Chief Executive Officer	50.0% of base pay
Chief Financial Officer	35.0% of base pay
Vice Presidents	35.0% of base pay
Directors	25.0% of base pay

2) The Plan Allocation for the 2008 MIP is as follows:

75% on overall achievement of the company-wide financial objective and 25% on individual performance

3) The Key Parameters for the 2008 MIP is as follows:

Budgeted Pre-MIP Operating Income results in 100% payout.

4) The Payout Structure for the 2008 MIP is as follows:

Pre-MIP			Post-MIP
Operating Income	MIP Payout	MIP Amount (A)	Operating Income
<=5,862,139	0.0%	—	<=5,862,139
6,220,577	10.0%	(115,489)	6,105,088
6,579,015	20.0%	(230,978)	6,348,037
6,937,453	30.0%	(346,467)	6,590,986
7,295,891	40.0%	(461,956)	6,833,935
7,654,329	50.0%	(577,445)	7,076,885
8,012,767	60.0%	(692,933)	7,319,834
8,371,205	70.0%	(808,422)	7,562,783
8,729,643	80.0%	(923,911)	7,805,732
9,088,081	90.0%	(1,039,400)	8,048,681
9,446,519	100.0%	(1,154,889)	8,291,630
9,804,957	110.0%	(1,270,378)	8,534,579
10,163,395	120.0%	(1,385,867)	8,777,528
10,521,833	130.0%	(1,501,356)	9,020,477
10,880,271	140.0%	(1,616,845)	9,263,426
11,238,709	150.0%	(1,732,333)	9,506,376
11,238,709+	Capped	(1,732,333)	9,506,376+

Notes:

(A)  MIP payout equals 32.22% of incremental Operating Income above the baseline point of 2007, capped at a maximum of $1.732 million (which occurs at pre-MIP Operating Income of $11,238,709).

Any MIP payment based on Pre-MIP Operating Income over $11,238,709 will be at the sole and absolute discretion of the Compensation Committee.